Exhibit 10.5.3.1

Detroit New York Chicago Dallas
December 17, 2005
Mr. Robert P. May
President and Chief Executive Officer
Calpine Corporation
50 West San Fernando Street
San Jose, CA 95113
Re: Agreement for Restructuring Services
Dear Mr. May:
This letter outlines the understanding (“Agreement”) between AP Services LLC, a Michigan limited liability company (“APS”) and Calpine Corporation (the “Company”) of the objectives, tasks, work product and fees for the engagement of APS that will provide Lisa Donahue as a Managing Director to lead a project whereby APS will provide financial services to the Company, reporting to you in your role as President and Chief Executive Officer. The letter supersedes in its entirety the agreement dated November 29, 2005 between APS and the Company.
All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedules, Exhibit and General Terms and Conditions.

Objectives
•	Assist the Company and its management in developing short-term cash flow forecasting tools and related methodologies and assist with day-to-day operational planning and for the evaluation of strategic alternatives as requested by the Company.

•	Assist the Company and its management in preparing contingency plans in the event that a Chapter 11 bankruptcy filing is required and, if a filing is required, thereafter to support the Company as needed in its Chapter 11 proceedings with a view to emerging from Chapter 11 at the earliest possible date. In doing so, we will work closely with you and other members of the Calpine Management team and its advisors to assure that there is not duplication of effort, that work product and projects are carefully targeted to assure that our effort is in response to a specific need and that we work collaboratively with Management, Kirkland & Ellis, Miller Buckfire & Co., Kurtzman Carson Consultants and any other professionals that are retained by the Company to assist the Company.
/s/ Abc
2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 | 248.358.1969 fax | www.alixpartners.com

Mr. Robert P. May	December 17, 2005

Tasks
APS’s Tasks will be determined by the Company. The Company and AP will review the list of the assigned Tasks on a periodic schedule determined by the Company to review and confirm the current Task list, the status and completion dates for each Task and the estimated budget. APS’s tasks may include the following:
•	Assist the Company in very quickly addressing its current liquidity challenges, including, but not limited to:
—	Developing a rolling 13-week cash forecasting tool for cash sources and uses, as outlined below, including the impact of business environment changes such as:
▪	Credit rating changes

▪	Spark spread deterioration or improvement

▪	Collateral requirements
—	Understanding the corporate structure and its impact on liquidity

—	Understanding the various debt agreements and restrictions contained therein

—	Understanding the current cash positions and what funds may be available for general corporate needs and which are restricted

—	Understanding the transactions among and between subsidiaries and the flows of funds related to these inter-company transactions

—	Developing an understanding and forecasting methodology for the settlement of power supply and fuel delivery agreements

—	Understanding and forecasting the settlement of proprietary/non-generation trading positions

—	Forecast the impact of credit rating changes on collateral required to support hedged positions

—	Monitor actual receipts and disbursements and assist the Company in developing a variance reporting mechanism, explanations of key differences and recommendations for improving the forecasting process

—	Assist management in identifying and implementing recommendations to improve the Company’s net cash position.
•	Assist with the Company’s financial and treasury functions as they respond to the analytical requests and other requests for information that are placed upon them.
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Mr. Robert P. May	December 17, 2005
•	Provide assistance in the formulation and negotiation with respect to a Plan of Reorganization.

•	Assist in preparing for and filing a Bankruptcy Petition, coordinating and providing administrative support for the proceeding and developing the Company’s Plan of Reorganization or other appropriate case resolution, if necessary.

•	Assist with the preparation of the statement of affairs, schedules and other regular reports required by the Bankruptcy Court or which are customarily issued by the Company’s Chief Financial Officer as well as providing assistance in such areas as testimony before the Bankruptcy Court on matters that are within APS’ areas of expertise.

•	Assist with financing issues either prior to or during the bankruptcy proceeding and in conjunction with the Plan of Reorganization or which arise from the Company’s financing sources outside of the United States.

•	Assist in negotiations with stakeholders and their representatives.

•	Assist in managing the “working group” professionals who are assisting the Company in the reorganization process or who are working for the Company’s various stakeholders to improve coordination of their effort and individual work product to be consistent with the Company’s overall restructuring goals.

•	Work with the Company and its team to further identify and implement both short-term and long-term liquidity generating initiatives.

•	Assist in developing and implementing cash management strategies, tactics and processes. Work with the Company’s treasury department and other professionals and coordinate the activities of the representatives of other constituencies in the cash management process.

•	Assist in overseeing and driving financial performance in conformity with the Company’s business plan.

•	Assist management with the development of the Company’s revised business plan, and such other related forecasts as may be required by the bank lenders in connection with negotiations or by the Company for other corporate purposes.

•	Assist in communication and/or negotiation with outside constituents including the banks and their advisors.
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Mr. Robert P. May	December 17, 2005
•	Provide such other assistance as may be requested and is within our expertise to support.

Work Product
Our work product will be in the form of:
•	Information to be discussed with you and others, as you may direct.

•	Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

Staffing
Lisa Donahue will be the managing director responsible for the day-to-day execution of the engagement. She will be assisted by Michael Feder and a staff of professionals at various levels as provided on Exhibit A, all of whom have a wide range of skills and abilities related to this type of assignment. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us; however, those independent contractors shall not be retained without the prior written approval of the Company.
Staffing levels and assignments shall be determined through consultation between the Company and APS. The staff may be assisted by or replaced by other professionals at various levels, as required. APS will keep the Company informed as to APS’ staffing and will not add additional staff to the assignment without first consulting with the Company to obtain your agreement that such additional resources are required and do not duplicate the activities of other employees or professionals.

Timing, Fees and Retainer
This will confirm that APS commenced this engagement on November 29, 2005. This Agreement supersedes our engagement letter pursuant thereto and is replaced by this Agreement as if it was entered into on that date.
APS shall be compensated for its services, and reimbursed for expenses, under this Agreement as set forth on Schedule 1.
* * *
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Mr. Robert P. May	December 17, 2005
In the event the Company seeks protection under the U.S. Bankruptcy Code, the Company will promptly apply to the Bankruptcy Court to obtain approval of APS’ retention and Retainer nunc pro tunc to the date of the filing.
The terms and conditions set out in the attached Schedules, Exhibit and the General Terms and Conditions form part of this Agreement and are incorporated by reference herein.
If these terms meet with your approval, please sign and return the enclosed copy of this Agreement and wire transfer the amount specified on Schedule 1 to establish the Retainer.
We look forward to working with you.
Sincerely yours,
AP Services, LLC
/s/ Lisa Donahue
by A. A. Koch
Lisa Donahue
Managing Director
Acknowledged and Agreed to:
CALPINE CORPORATION

By:	/s/ Ann B. Curtis

Its:	Executive Vice President

Dated:	December 19, 2005

2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 | 248.358.1969 fax | www.alixpartners.com

AP Services, LLC
Employment by Calpine Corporation
Exhibit A

		Hourly	Commitment
Name	Description	Rate	Full[1] or Part[2]Time
Lisa Donahue	Managing Director	$670	Full time
Al Koch	Managing Director	$690	Part Time
Michael Feder	Managing Director	$630	Full Time
Barry Folse	Director	$480	Full Time
John Castellano	Director	$510	Full Time
Dave Johnston	Director	$460	Full Time
Bryan Porter	Director	$460	Full Time
Terry Singla	Vice President	$320	Full Time
Robb McWilliams	Vice President	$300	Full Time
Drew Lockard	Vice President	$300	Full Time
Aleksandra Bozic	Vice President	$350	Full Time
Deborah Rieger-Paganis	Director	$480	Full Time
Tom Osmun	Director	$480	Full Time
Scott Mell	Director	$480	Full Time
The parties agree that Exhibit A can be amended by APS from time to time, subject to the Company’s approval, to add or delete staff and the Monthly Staffing Reports shall be treated by the parties as such amendments. Staff will be expanded or contracted in order to meet the Company’s needs.

[1]	Full time is defined as substantially full time.

[2]	Part time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.
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Schedule 1
Fees and Expenses
1.	Fees: APS staff will be billed to the Company on a semi- monthly basis and will be based on the hours charged at APS’ hourly rates, which are:

Managing Directors Directors Vice Presidents Associates Analysts Paraprofessionals	$570 — 690 $430 — 530 $320 — 410 $250 — 280 $180 — 200 $150
APS reviews and revises its billing rates on January 1 of each year. The billing rates listed in this engagement letter are those in effect for 2005; however, APS agrees that no increase for 2006 shall be made in the above rates. APS will give the Company written notice prior to increasing its rates.

APS acknowledges that the Company retains the right to restrict the number of hours worked per APS staff person.
2.	Contingent Success Fee: APS and the Company agree that within 90 days from the date of this letter they will determine a reasonable success fee, if any, based upon APS’ contribution to a successful reorganization or sale of the Company. A separate filing with the Bankruptcy Court will be made seeking approval of the results of these discussions. APS shall be entitled to receive the contingent success fee whether or not it is still actively engaged when the event giving rise to payment of the success fee occurs. Provided, however, that if APS is not engaged at the time that Chapter 11 is filed or on March 31, 2006 if a Chapter 11 bankruptcy petition is not filed then no Contingent Success Fee shall be payable.
3.	Expenses: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as coach class air travel, lodging, postage and a communications charge of $4.00 per billable hour to cover telephone and facsimile charges.

4.	Break Fee: APS does not seek a Break Fee in connection with this engagement.

5.	Retainer: The Company shall pay APS a total retainer of $1,500,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions. We acknowledge receipt of a $700,000 retainer; therefore, the amount still owing under this paragraph is $800,000.
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0Schedule 2
Disclosures
We have completed a check of approximately 1,400 parties in interest that we received from the Company. Following is the listing of disclosures from our review of the first listing of parties in interest. We provide this so that you might assess the impact, if any, that you believe such disclosures have upon our relationship.
•	Questor Partners Fund, L.P. (“QPF”) and an affiliated side-by-side fund and Questor Partners Fund II, L.P. (“QPF II”) and affiliated side-by-side funds, $300 million and $865 million funds, respectively, are private equity funds that invest in special situations and under-performing companies. Neither QPF nor QPF II will make an investment to the Company for at least three years after the date that APS’ engagement terminates.

•	Mr. Jay Alix, a managing director in AlixPartners, an affiliate of APS, is also the President and CEO of Questor Management Company, LLC (“Questor”), the entity that manages QPF and QPF II.

•	Questor and AlixPartners are separate companies. AlixPartners, pursuant to contract, performs certain accounting and other administrative services for Questor. From time to time, Questor hires AlixPartners as a contractor to advise it regarding a potential acquisition, and occasionally investee companies of QPF and QPF II hire AlixPartners. From time to time, employees of AlixPartners are elected to the boards of directors of investee companies of QPF and QPF II, but other than Mr. Koch no such board members are involved in this engagement. Mr. Koch is Chairman of the Board of Polar Corporation, an investee company of QPF II.

•	Mr. Alix and Mr. Robert Shields own interests in Questor General Partner, LP (“QGP”) and Questor General Partner II, LP (“QGP II”), the general partners of QPF and QPF II. Substantially all of the AlixPartners managing directors are limited partners in QGP II and, as such, are passive participants in the general partner with no voice in authorizing QPF II’s investments. Mr. Alix, Mr. Albert A. Koch, and Mr. Michael Grindfors are also managing directors of Questor and, along with Mr. Shields, members of its Investment Committee. The Investment Committee makes investment decisions for Questor.

•	Substantially all of the managing directors of AlixPartners own limited partnership interests in one or more of the following entities: Questor Side-by-Side Partners, L.P. (“SBS”), Questor Side-by-Side Partners II,L.P. (“SBS II”) and Questor Side-by-Side Partners II 3(c)(1), L.P. (“SBS II 3c1”). Limited partners, except for Mr. Alix, Mr. Koch and Mr. Grindfors are passive investors and have no voice in approving the entities’ investments.

•	Some of the limited partners of QPF and/or QPF II are affiliates of financial institutions that are also lenders to companies that may have retained AlixPartners. The affiliates of such

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financial institutions are passive investors in QPF and QPF II and have no voice in approving Questor’s investments. Where such situations occur, the lending relationship and investment in QPF and/or QPF II is detailed in AlixPartners’ disclosures.

•	QPF, QPF II, SBS, SBS II, SBS II 3c1 and Questor are all related entities. The Side-by-Side funds contain, in the aggregate, 6.3% of the total Questor funds, which are in excess of $1.17 billion.

•	ABN Amro, a contract party of the Company, is a current and former client of AlixPartners in matters unrelated to the Company. ABN Amro was an indenture trustee, bondholder and collateral agent for vendors to former AlixPartners and/or APS clients in matters unrelated to the Company.

•	ANR Pipeline Company, a contract party of the Company, was a related party to a former AlixPartners client in matters unrelated to the Company.

•	Benjamin B. Abedine, an officer/director of the Company, was an officer of a former AlixPartners client in matters unrelated to the Company.

•	Bruce Bisson, an officer/director of the Company, was a director of a former AlixPartners client in matters unrelated to the Company.

•	AIG/National Union, a contract party of the Company, is affiliated with entities that are investors in QPF and QPF II. In addition, other AIG/National Union affiliated entities are limited partners, lenders and bondholders of current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Bank of America Securities, a contract party of the Company, is a current and former client of AlixPartners, as well as a professional person and lender to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Booz Allen & Hamilton, a vendor to the Company, was former employer of current AlixPartners employees.

•	BP Energy Company, a contract party of the Company and affiliated entities, is a current client of AlixPartners in matters unrelated to the Company.

•	Bracewell & Giuliani, a vendor to the Company, is a professional person to a current APS client in matters unrelated to the Company.

•	Carolina Power & Light Company, a contract party of the Company, was a creditor, vendor and director affiliated company to former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Cinergy Services, a contract party of the Company, was a related party to a former

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AlixPartners client in matters unrelated to the Company.
•	Conoco, a vendor to the Company, was a creditor and adverse party to former AlixPartners and/or APS clients in matters unrelated to the Company. In addition, Conoco was a related party to a former AlixPartners client in matters unrelated to the Company.

•	Covington & Burling, a vendor to the Company, was a client professional to a former AlixPartners client in matters unrelated to the Company.

•	Credit Suisse First Boston, a contract party of the Company, and CSFB affiliates are current and former clients of AlixPartners, as well as creditors, professionals, noteholders and lenders to current and former AlixPartners and/or APS clients in matters unrelated to the Company. A CSFB affiliated entity is a lender to a Questor portfolio company.

•	Deloitte & Touche, a contract party and professional of the Company, is affiliated with entities that are vendors to AlixPartners, adverse to a former AlixPartners client, as well as professionals to current and former AlixPartners and/or APS clients in matters unrelated to the Company. Deloitte & Touche is also a current client of AlixPartners in matters unrelated to the Company. Additionally, Deloitte & Touche affiliated entities previously employed several current AlixPartners employees.

•	Deutsche Bank, a vendor to the Company, is affiliated with entities that are shareholders, lenders, indenture trustees, creditors, limited partners and retained professionals to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Dow Chemical Company, a vendor to the Company, was a former client of AlixPartners in matters unrelated to the Company. Dow Chemical Company was also a creditor and director affiliated company of former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Enron North America Corp., a contract party of the Company, and ENAC affiliated entities are adverse parties, creditors, and financial derivative counterparties to current and former clients of AlixPartners in matters unrelated to the Company. In addition, an affiliated entity of Enron North America was a former client of AlixPartners in matters unrelated to the Company.

•	General Electric International, a vendor to the Company, is affiliated with an investor in QPF II. General Electric International and its affiliated entities are also former clients of AlixPartners as well as creditors, lenders, lessors and bondholders to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Houlihan Lokey, a contract party of the Company, was an affiliated entity and client professional to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

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•	Intercontinental Exchange, a contract party of the Company, was a counterparty to litigation of a former APS client in matters unrelated to the Company.

•	Illinois Power Company, a contract party of the Company, was a related party to a former AlixPartners client in matters unrelated to the Company.

•	Internal Revenue Service was a former creditor and client through representative creditor’s committee to former AlixPartners and/or APS clients in matters unrelated to the Company. In addition, Internal Revenue Service was previous employer of current AlixPartners employees.

•	Iron Mountain, a vendor to the Company, is a vendor to AlixPartners and is a former AlixPartners client in matters unrelated to the Company.

•	Kinder Morgan, a contract party of the Company, is a current client of AlixPartners in matters unrelated to the Company.

•	KirkPatrick & Lockhart, a vendor to the Company, is client professional to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	KPMG, a professional to the Company, is a current client of AlixPartners as well as a professional, adverse party and creditor to current and former AlixPartners and/or APS clients in matters unrelated to the Company. Additionally, KPMG previously employed several current AlixPartners employees.

•	Kurtzman Carson Consultants, a professional to the Company, is client professional to a current AlixPartners client in matters unrelated to the Company.

•	Latham & Watkins, a professional to the Company, is legal counsel and opposing legal counsel to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Lehman Brothers, a contract party of the Company, was a former client of AlixPartners through AlixPartners work for a bank group, a vendor to AlixPartners, a client related party, as well as bondholders, shareholders and lenders to current and former AlixPartners and/or APS clients in matters unrelated to the Company. Additionally, Lehman Brothers previously employed a current AlixPartners employee.

•	Marathon Oil Company, a contract party of the Company, was a creditor and related party to former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Merrill Lynch, a contract party of the Company, is affiliated with several entities that are former clients of AlixPartners, as well as lenders, bondholders, shareholders limited partners and retained professionals to current and former AlixPartners and/or APS clients in matters unrelated to the Company. Merrill Lynch Asset Management is a lender to a Questor

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portfolio company. Additionally, Merrill Lynch previously employed several AlixPartners employees.
•	Mirant America Energy Marketing, a contract party of the Company, and affiliated entities were former clients of APS in matters unrelated to the Company.

•	Morgan Stanley, a contract party of the Company, is a lender, bondholder and client professional of current AlixPartners and/or APS clients in matters unrelated to the Company. Additionally, Morgan Stanley was a lender to a former QPF and QPF II portfolio company. Lastly, Morgan Stanley previously employed a current AlixPartners employee.

•	National Bank of Canada, a contract party of the Company, was a lender and client, as a participant bank, to former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Nixon Peabody, a professional to the Company, is a client professional to a current APS client in matters unrelated to the Company.

•	NRG Energy, an affiliate of the Company, was an adverse party to a former AlixPartners client in matters unrelated to the Company.

•	Pratt & Whitney, a vendor to the Company, was a member of the creditor’s committee to a former AlixPartners client in matters unrelated to the Company.

•	Progress Energy, a vendor to the Company, is a director affiliated company to a former APS client in matters unrelated to the Company.

•	Oaktree Capital, a contract party of the Company, was an adverse party to a former AlixPartners client in a litigated matter as well as a bondholder and lender to current and former AlixPartners and/or APS affiliated entities in matters unrelated to the Company. Additionally, Oaktree is a significant shareholder of a Questor portfolio company and a director of that same Questor portfolio company is affiliated with Oaktree Capital.

•	Oracle Corporation, a vendor to the Company, is a former AlixPartners client in matters unrelated to the Company. In addition, Oracle Corporation was a creditor and adverse party to former AlixPartners and/or APS clients in matters unrelated to the Company. Lastly, Oracle Corporation was previous employer of a current AlixPartners employee.

•	Paul Weiss Rifkind & Garrison, a professional of the Company, is clients’ legal counsel to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	Perkins Coie, a professional of the Company, was opposing counsel and client professional to former AlixPartners and/or APS clients in matters unrelated to the Company.

•	PricewaterhouseCoopers, a professional of the Company, is a professional to current and

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former AlixPartners clients in matters unrelated to the Company. PWC is the auditor for QPF and QPF II. Additionally, PWC previously employed several current AlixPartners employees.
•	Refco, Inc., a contract party of the Company, is a current client of APS in matters unrelated to the Company.

•	Sargent & Lundy, a contract party of the Company, was a former client of AlixPartners in matters unrelated to the Company.

•	Siemens Power Generation, a vendor to Company, and SPC affiliated entities are creditors, lenders, adverse parties and lessors to former AlixPartners and/or APS clients in matters unrelated to the Company. In addition, affiliated entities of Siemens Power Generation were former clients of AlixPartners in matters unrelated to the Company.

•	Skadden, Arps, Slate, Meagher & Flom, a professional of the Company, is client’s professional to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	A Confidential client, a contract party of the Company, is a current AlixPartners client in matters unrelated to the Company. In addition, an affiliated entity of the confidential client is an investor in QPF.

•	Stroock & Stroock & Lavan, a professional of the Company, is a current and former client of AlixPartners, as well as a professional and adverse party to current and former AlixPartners clients in matters unrelated to the Company.

•	Sun Microsystems, a vendor to the Company, was a creditor to former APS clients in matters unrelated to the Company. In addition, Sun Microsystems was previous employer of a current AlixPartners employee.

•	Thelen Reid & Priest, a vendor to the Company, was a former AlixPartners client in matters unrelated to the Company.

•	UBS AG, a contract party of the Company, is affiliated with entities that are lenders, vendors, professionals, creditors, bondholders, and lessors to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	UPS, a contract party of the Company, was a vendor and director affiliated company to current and former AlixPartners and/or APS clients in matters unrelated to the Company.

•	U.S Filter Corporation, a vendor to the Company, was previous employer of a current AlixPartners employee.

•	Winston & Strawn, a professional of the Company, is a current and former client of

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AlixPartners. In addition Winton & Strawn is a professional and opposing counsel to current and former AlixPartners clients in matters unrelated to the Company.
We recently received a supplemental listing of approximately 1,000 additional parties in interest and, as soon as practicable, we will provide you with a listing of parties with whom we have current or prior relationships that may be related to the Company.
This Schedule 2 may be updated by APS from time to time to disclose additional connections or relationships between APS and the interested parties.

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AP Services, LLC
General Terms and Conditions
These General Terms and Conditions (“Terms”) are incorporated into the letter agreement (“Agreement”) between the Company and APS to which these Terms are attached.
Section 1. Company Responsibilities
The Company will undertake responsibilities as set forth below:
1.	Provide reliable and accurate detailed information, materials, documentation and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with the tasks or work product under this Agreement.
APS’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.
Section 2. Retainer and Payments.
Retainer. APS will submit semi-monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Payment will be due upon receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.
Payments. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS’ bank account, as follows:

Receiving Bank:	Comerica Bank ABA #072000096
Receiving Account:	AP Services, LLC A/C #1851-765410
Section 3. Relationship of the Parties.
The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.
The Company shall not solicit, recruit or hire any employees or agents of APS for a period of two years subsequent to the completion and/or termination of the Agreement.
Section 4. Confidentiality.
APS shall keep confidential its relationship with the Company (unless such relationship is disclosed publicly in a Court filing or otherwise) and all non-public, confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither APS nor the Temporary Staff will disclose any Information to any other person or entity. “Information” includes non-public, confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.
The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor the Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the Temporary Staff shall promptly give notice of any such subpoena or court order by fax transmission to the Company. After obtaining written permission from the general counsel of the Company, APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with the performance of APS’ obligations and assignments hereunder unless such disclosure is occurring in the regular course of a bankruptcy proceeding and is to parties-at-interest in such proceeding in which case no written permission shall be required.
The Company acknowledges that all information (written or oral), including Work Product (as defined in Section 5), generated by APS and the Temporary Staff in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS’ prior approval except as required by law.
Section 5. Intellectual Property.
All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.
Section 6. Framework of the Engagement.
The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist the Company and its Board of Directors in the management and restructuring of the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS or other such state and national professional bodies.
Section 7. Indemnification and Other Matters.
The Company shall indemnify, hold harmless and defend APS and APS’ directors, officers, employees, Temporary Staff and agents from
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AP Services, LLC
General Terms and Conditions
and against all claims, liabilities, losses, expenses and damages to the extent of the most favorable indemnities provided by the Company to any of its directors or officers, provided, however, that to the extent any matter for which indemnification is called for hereunder arises while the Company is under the protection of the Bankruptcy Code, indemnification of APS personnel who are not directors or officers of the Company shall be subject to the approval of the Board of Directors of the Company. The Company shall pay costs as incurred, including reasonable legal fees and disbursements of counsel and the costs of APS’ professional time (APS’ professional time will be reimbursed at APS’ rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which APS or other indemnitees may be required or agree to participate but in which they are not a party. APS and its directors, officers, employees, Temporary Staff and agents may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates.
The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, Temporary Staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Temporary Staff under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $30 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O policy that will cover the Temporary Staff only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If APS is unable to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.
APS is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.
APS shall not be liable to the Company except for actual damages resulting from breach of this agreement, bad faith, self-dealing or intentional misconduct.
Section 8. Governing
The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.
Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in New York, New York under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. However, in the event the Company is under the protection of the Bankruptcy Code, the arbitration provisions shall apply only to the extent that the Bankruptcy Court, or the U.S. District Court if the reference is withdrawn, does not retain jurisdiction over a controversy or claim.
Section 9. Termination and Survival.
The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement, including Contingent Success Fee and Break Fee in accordance with Schedule 1. The Break Fee is due and payable at the time of termination of the Agreement. Such payment obligation shall inure to the benefit of any successor or assignee of APS.
In connection with any of the foregoing, if there has been a Change in Control of the Company, APS will receive the Success Fee in accordance with Schedule 2 immediately prior to such Change in Control.
Additionally, unless the Agreement is terminated by the Company for Cause (as defined below) or due to circumstances described in the Contingent Success Fee provision in the Agreement, APS shall remain entitled to the Contingent Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of this Agreement to the date of termination. Cause shall mean:
(a) a Temporary Staff member acting on behalf of the Company is convicted of a felony, or
(b) it is determined in good faith by the Board of Directors of the Company that, after 30 days notice and opportunity to cure, either (i) a Temporary Staff member is engaging in misconduct injurious to the Company, or (ii) a Temporary Staff member breaches any of his or her material obligations under this Agreement; or (iii) a Temporary Staff member willfully disobeys a lawful direction of the Board of Directors or senior management of the Company.
Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms shall survive the expiration or termination of the Agreement.
Section 10. General.
Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.
Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the balance of the Agreement, these Terms shall govern.
Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:
AP Services, LLC
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: Mr. Melvin R. Christiansen
and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by
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AP Services, LLC
General Terms and Conditions
facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.
Section 11. Disclosures.
APS is not aware of any fact or situation, other than those disclosed in Schedule 2, which would represent a conflict of interest for APS with regard to the Company. However, APS has not completed a thorough check of the parties in interest with regard to the Company. Upon receiving additional information from the Company with respect to the parties in interest, APS will promptly complete a search of its relationships and will notify the Company of any connections APS may have with such parties in interest. While APS is not aware of any relationships, other than those disclosed in Schedule 2, that connect APS to any party in interest, because APS is a consulting firm that serves clients on a international basis in numerous cases, it is possible that APS may have rendered services to or have business associations with other entities which had or have relationships with the Company. APS has not and will not represent the interests of any of the entities disclosed on Schedule 2 in this case.
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